#033 Putnam American Government Income Fund
9/30/04 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A

For the period ended September 30,2004, Putnam Management has assumed $52,606 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.


72DD1 (000s omitted)

Class A	 	$22,304
Class B           1,782
Class C             105

72DD2 (000s omitted)

Class M		    $84
Class R		      0
Class Y		    375

73A1

Class A		$0.194
Class B 	 0.127
Class C		 0.127

73A2

Class M 	$0.170
Class R		 0.168
Class Y		 0.218

74U1 (000s omitted)

Class A		 102,906
Class B		  11,397
Class C		     684

74U2 (000s omitted)

Class M		     383


Class R		       0
Class Y		   1,583

74V1

Class A		$9.09
Class B		 9.03
Class C		 9.06

74V2

Class M		$9.12
Class R		 9.08
Class Y		 9.08